Exhibit 99.2

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

November 7, 2013

10:00 a.m. EST

Operator:	Good morning. My name is Darla and I will be your conference operator today. At this time, I would like to welcome everyone to the New Residential Third Quarter 2013 Earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Sarah Watterson, Investor Relations. Please go ahead.

Sarah Watterson:	Thank you, Darla, and good morning. I’d like to welcome you to New Residential Third Quarter 2013 Earnings call. With me today, I have Wes Edens, our Chairman of the Board; Ken Riis, our Chief Executive Officer; Michael Nierenberg, our incoming Chief Executive Officer; and Jon Brown, our Chief Accounting Officer.

Before I turn the call over to Wes, I would like to point out that certain statements made today may be forward-looking statements. Forward-looking statements are not statements of fact. Instead, these statements describe the company’s current beliefs regarding events that by their nature, uncertain, out of the – out of the company’s control. The company’s actual results may differ materially from the estimates or expectations expressed in forward-looking statements.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

We caution you to not place undue reliance on any forward-looking statements. I also encourage you to review the disclaimers in our earnings release regarding forward-looking statements and expected returns, as well as review the risk factors contained in our quarterly reports filed with the SEC.

I would now like to turn the call over to Wes.

Wes Edens:	Great. Thanks, Sarah. Welcome everyone. Let me just give a few introductory remarks and I’ll turn over to the other folks to speak. The quarter we just finished is a very good one. You know gap income $63 million, 24 cents per share. Core earnings $38 million, 15 cents per share. Uninvested cash, on average, over the quarter was just about $100 million. So have that cash been invested our core earnings would have been about a penny or two higher.

So declare the common dividend of $44 million or 17-1/2 cents per share. One of the questions I’m sure that folks have is that obviously given the difference between gap earnings and common dividend, our anticipation is we’ll have some kind of a top up dividend at the end of the year. Our taxable income is in between the two, right, because we don’t pay. Some of the – some of the gap income is not a taxable and then we have to pay 100 percent of our – of our tax in – tax income. So it’s probably a few cents differential. But Jon Brown will talk about that when he goes through the remarks in just a second.

So and I refer to the supplement that we posted here recently. So just starting with page four, investment highlights for the quarter. We funded approximately $250 million of investments throughout the quarter and generated over $140 million of cash for investment from the existing portfolio.

The Excess MSR Investments which are about half of our capital, we invested $216 million including $198 million to fund previously committed investments. And then another one small investment, $18 million, to acquire 40 percent interest in another Excess MSR related to a $5 billion pool of non-agency loans.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

The performance of those investments has been terrific. We are very optimistic about their prospects going forward when I get to the investment part of it. It’s actually Mike Nierenberg this morning. We’ll talk about that in a little bit.

The consumer side also a very good quarter. You know just to refresh the numbers a little bit, we invested a total of $241 million in capital into this portfolio of loans that is – that is also invested in and serviced by Springleaf, which is one of our sister companies here at Fortress. During the quarter, we sold down a piece of subordinate financing to kind of – to reduce our capital.

So our capital in the investment went from $241 million down to $133 million. The performance of that portfolio has been terrific. You know when we bought it, we were estimating an unleveraged return on the portfolio of low double digits, about 11 percent. It looks like the current performance of it is actually mid-double digits so about 15 percent. So with 80 percent financing at three and three quarters on unleveraged investment of 15 percent, it’s a terrific investment. I think our current estimate is that we’ll end up being something between 35 and 40 percent returns. So it’s been a terrific investment. We took out at a chunk of capital, and did so with very good rates on that.

On the non-agency side, a very active quarter, we sold and bought securities; Mike will talk about it specifically in terms of what our – what our thoughts about that. But we are always looking for opportunities to harvest what we think are more mature investments and investment things that we think have more upside. And so that generated some gains for us for the quarter.

You know page five, subsequent to the quarter end. We invested or committed to an additional $200 million, so, again, a very, very busy quarter. One thing I would say just generally speaking is that although the markets have gotten increasingly competitive in a number of our core products, these are very, very large markets. And we think that there’s lots of interesting things to do.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

So Excess MSR Investments, obviously, non-agency, which we talked about the last thing on the list, non-performing loans that made our first investment in that sector. That is something we think is going to be a very active sector in the market, generally, and we did think that there’s going to be some good opportunities there.

You know page six is if you look at the business snapshot and you can – you can add it up by capital, so Excess MSR $667 million of the $1.2 billion in total capital. Obviously, the non-agency is a big investment for us. We have our consumer loans and then we had a bunch of cash on balance sheet at the end of the year. Our expected lifetime returns on the portfolio is just under 20 percent on a portfolio that’s actually quite underleveraged. So we think that that’s a great profile and is responsible for a lot of the terrific results we had.

You know the potential for growth in terms of these different products, Excess MSRs, non-agencies, the non-performing mortgage loans, and other investment is something I’ll hold that dialogue ‘til the end. I think it’s safe to say that we think that there are still is lots and lots of interesting opportunities out there.

So with that, let me take a pause and turn it over to Mike Nierenberg to go through the portfolio. Mike?

Mike Nierenberg:	Thanks, Wes. Good morning. I’m going to begin with slide number nine or page number nine in the supplement. I’ll take you through the Excess MSRs just to talk a little bit about performance. So far, we – as taking a look at the top of the page, we have $715 million either invested currently or committed. If you go to the line below, we have $659 million, which is currently funded in $59 million in forward commitments.

When you look on the quarter, we’re thrilled with the performance of the portfolio. Speeds actually slowed down two CPR in the quarter. When you look at how the portfolios were underwritten it at the time of purchase, we assume the 15 percent IRR it’s currently running at approximately 16 percent IRR. And overall recapture rates are pretty much in line with what we thought they would be.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

If we go to page 10, on the $659 million initial investment, we’ve generated $146 million of life to date cash flows including $35 million in Q3. That is a 22 percent above – our 22 percent of investment over our – over the average of 12 months. We’re currently carrying those at $667 million. And we expect potential future lifetime cash flows of $1.2 billion, which implies a multiple of approximately two.

On the quarter, we took a gain of – on a mark-to-market basis of approximately $13 million, and that’s just reflecting you know current market conditions and current performance of the – of the underlying portfolios.

I’m going to skip page 11. And then we’re going to go right to page 12, to talk a little bit about the non-agency – the non-agency business, do some thoughts there and some of the things that we’re seeing. We currently have $852 million current face carrying those assets at $582 million; they’re all seasoned Non-Agency RMBS, almost entirely floating rate which you know for our – for the way that we’re looking at the world and thinking about our portfolio, from a duration standpoint, there’s very little duration in those assets. We – we’re very excited about you know that sector, spreads have come in a bunch. We continue to look for opportunities to increase our yields in that portfolio.

As you’ve seen in some of the other slides, we did do a little bit of kind – what I called tweaking of our balance sheets, selling some lower yielding assets and reinvesting in higher yielding assets. And when we look at the non-agency sector, we’ll continue to focus on, I think, the total return aspect in trying to, again, source higher yielding assets that we think from a credit perspective are very attractive, and then sell what we think are going to be lower yielding assets going forward.

Subsequent, I’m on page 13. In the quarter, we purchased $108 million for $83 million or 77 cents. We sold $148 million for $118 million, which produced a gain of approximately $11 million. The portfolio increased $12.8 million of 1-1/2 points. When you take a look in what’s alluded to subsequent to the third quarter, we had a pretty active month in October. Again, we think this sector has a lot of value. And we think from a level of return perspective, we’re going to be able to put up IRRs anywhere from 12 to 16 percent on current purchases.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

I’m going to turn back to the consumer loan portfolio, which is page 14. Wes went through that. I’ll turn it over to Wes again.

Wes Edens:	Well, now that – the presentation on pages 14 and 15 and 16 give you some type of both the overall snapshot of the portfolio and what its performance has been. The one thing that we’ve tried to do on page 16 is trying to show you the difference in value and what we think kind of the implicit difference in value is between where the – our investment is currently performing and what we think market value is kind of a crude proxy for kind of hidden book value as it were.

And so the difference, obviously, is that to the extent that we have, we have 10 percent discount rate on the – on the investment and look at the difference between a 12 percent CDR and an 8 percent CDR. In fact, that ends up working, it would be a difference of you know a couple hundred million in value. So, obviously, a very substantial one for us, unfortunately, is an idiosyncratic one. We don’t currently have any other investments like this lined up. We were always looking for new opportunities. But this is our attempt to trying to lay it out for you.

And with that, I’m going to turn over to Jon Brown.

Jon Brown:	Thank you, Wes. I’m going to provide a quick on review of our financial results. For the third quarter, we generated GAAP income of $63 million or 24 cents per diluted share. Core earnings for third quarter was $38 million or 15 cents per diluted share. On September 18th, we declared a common dividend of $44 million or 17-1/2 cents per share. Our average uninvested cash balance for the third quarter was $96 million. If this cash was invested in a 15 percent return in the beginning of the quarter, full quarter earnings will be increased by $4 million or 1 cent per diluted share.

As today, our cash balance is approximately is $170 million. Our cash position pro forma for closing the committed funding in sales is approximately $70 million. Also, as Wes mentioned, we do anticipate paying a small top up dividend – pay up to a few cents per share through the gains included in our taxable income.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

To provide more information on our third quarter, we posted our third quarter supplemental disclosures on our Web site. You’ll notice we included detailed asset performance data for each of our primary business lines. We look forward to updating you on our progress in the coming quarters.

I would now like to turn over the call to Sarah.

Sarah Watterson:	Great. And I think, Michael Nierenberg, if you want to talk about a few market opportunities.

Michael Nierenberg:	Sure. I just want to go back to page 17 for one quick sec, just to talk about our agency business. When you look at that portfolio of assets, I think one of the things that we really try to do is, again, stay as short duration as possible in our agency securities. If you look at that slide for this quarter, we put in what our estimated duration to be something approximately a year. So we’re not going out on the curve and taking a lot of duration risk on those assets. And those are strictly for compliance.

I think when looking forward, when we think about our pipeline and opportunities, if we’re looking at a lot of different – a lot of different things in the market you know while the markets there are fairly competitive and there’s a fair amount of cash out there in the marketplace. We do think there’s – there are some opportunities.

As Wes pointed out, we did purchase our first pool of non-performing loans and that was – and that was out of HUD auction. I think in the next couple of days HUD going to announce another option of approximately two and a half billion. So we’re excited at the opportunity there. We’re looking at a lot of the large money center banks who continue to sell large amounts of non-performing loans and re-performing loans. And when you look at the market size there, there should be some great investment opportunities for us there.

Obviously, in the MSR space, when you look at the pipeline, there’s give or take about 200 to 300 billion that we see going forward. We’ll be selective

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

quite frankly you know in our purchases. But we’re pretty – we’re pretty optimistic on that business as well. And then – and then you know to the extent that there’ll be some one off trades whether it’d be in the customer side or some of the other types of assets that we tend to – tend to take a look at. We’re very encouraged at the future prospects of growing the company prudently and trying to increase returns for our shareholders.

Wes Edens:	And last thing before we turn over questions, just a couple thoughts on the mortgage servicing businesses and the industry generally. You know the last couple years have been – have been you know tremendous periods of time for the non-bank mortgage servicers, right? The handful of companies that have had the most success have gone from small servicers to very large servicers. So the land grab over the last several years of some of the large portfolio sales and some of the big bankruptcy options and what not, have resulted in a handful of companies you know Ocwen, Nationstar, Walter are among them that have gone from being small servicers to very large ones.

I think you’re entering a new phase for those businesses, which is also going to be a very productive one, which has less to do maybe with the windfall and opportunities to grow those things with – to the dimensions that they have grown. We’ve had you know 100 percent year-over-year growth for a number of years, that’s not sustainable in my view. But what I do think, there are the opportunities for are very substantial opportunities for kind of industrialization of the businesses. So you know and what I mean by that is just something getting better at the processes that they put in place. Anytime you take a business that’s grown 100 percent a year for a handful of years in a row, there’s likely to be some gaps in terms of the best practices on just getting things sorted and bringing the most money out of the business.

And so the other big opportunity in the sector and is one that we’re very focused on is just capital structure efficiency. And what I mean by that is that before all the run up in the mortgage servicing businesses, there was – there was not a lot of alternatives in terms of capital structures. Obviously, with the formation of a company like New Residential, with the announcement of the formation of other companies that you see in the news kind of recently where people are looking at owning MSRs and REIT structures like independently,

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

the next obvious element to that is to look at the balance sheets and the operations of the servicers themselves and see if they can be structured more efficiently to be more effective from a tax standpoint, because to the extent they own lots of assets that would be well served to be in a REIT.

There are some big opportunities in the capital efficiency side and that is something that we are thinking about and focused on. You know substantially, it may have some interesting things to talk about in the future.

So, with that, operator, I want to turn it over to the panel for questions.

Operator:	If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. Once again, that’s star one. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Henry Coffey with Stern Agee.

Henry Coffey:	Good morning, everyone. That is how your last statement is kind of a question of the hour. Nationstar made some illusions in that direction. You have – Fortress has the private MSR vehicle, you have NRZ. Is it a universe in which we wake up one morning and Nationstar looks more like a REIT? Or is it a universe where you, in essence, separate the two businesses, Nationstar evolves into a sub-servicer and a disproportionate amount of its existing MSRs transfer into you know other vehicles whether they are named New Residential or something else?

Wes Edens:	I think the short answer to your question, Henry, is yes. I’m a little facetious there, obviously. I think that there are – there are opportunities to do some version of all the things that you described. And as these businesses, again, have gotten place of not maturity but certainly adolescence that they’re now bigger business and they start – they continue to evolve. Looking nationally at the capital structures that exist and then technology that exist today is a very logical thing to do.

A year ago, there was not a public REIT like New Resi where you can look to both how the asset would be held in a public context, what the performance was – and what the investors have appetite towards. A year later, today, that’s a very, very different situation, obviously.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

So I think that – I actually think anytime you have a business that owns a lot of assets, that would be re-eligible A, and B, pays a lot of the tax across the board in all of those things. You know without over engineering things, there are – there are some great opportunities to be more efficient about it.

And you know we have done lots of restructuring types of transactions where a lot of the companies we’ve been involved in had done various things. You know it’s not – it’s not a direct comparable obviously, but most recently with the spin of pan gaming into a gaming breed as well as an operating company that’s been something which we think has created some value. But it’s more important than simply creating the financial engineering result. It’s a question of creating the right business plan that gives you the highest quality in most transparent result the people can understand. That’s what I think actually gives you a lower cost of capital. And that actually results in a better – a better outcome for shareholders.

So those are the kinds of things that we’re thinking about. And there’s nothing that is imminent per se, but it’s something that I think is obviously worthy to note or we wouldn’t have brought it up.

Henry Coffey:	This new production, the high quality MSRs, at least if we listen to Two Harbors it seems like they were talking about a 6 to 12 percent ROR. Our own models are more like six or seven, whereas legacy servicing is more like a 12 to 15 kind of asset right now. Can you get both of those assets into New Residential and still meet your return hurdles? Or is that a higher quality servicing, you need to go someplace else?

Wes Edens:	Yes, I mean, today, we have made a decision not to leverage the MSRs. I think that that’s the right decision. It gives us a lot of financial flexibilities. So that if there ever was real market turbulence, you have a very unleveraged balance sheet that allow you to take advantage of those things. We’ve had lots of good experiences during difficult period as a firm. So that’s just, I guess, a structure of how we think of it all. Obviously, unleveraged return of you know 6 percent or 7 percent or 8 percent doesn’t need meet the thresholds that we think is what we’re trying to do.

NEW RESIDENTIAL INVESTMENT CORP.

Moderator: Sarah Watterson

11-7-13/10:00 a.m. EST

Confirmation # 75759888

And you know the markets at – for the most liquid investments, the new production stuff, the markets have tightened in, you know, substantially; that’s the bad news. The good news is, is these are very large markets and there’s lots of other things to do.

And so, I’m very excited to have Mike here as our partner. He’ll be the CEO of the company next week, I guess, once it’s filed. We think that the opportunities in this sector, broadly speaking, are very substantial.

The new production MSR, I think, is not at the top of the list in terms of the most interesting. But MSRs, generally speaking, we think in lots of forms do make sense for us, so.

Henry Coffey:	Great. Thank you.

Wes Edens:	You bet.

Operator:	And once again, if you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

There are no further questions at this time. I will turn the call back over to Wes Edens for closing remark.

Wes Edens:	Great. That’s all. Well, thanks very much for dialing in, everyone. Look forward to talking to you next quarter.

Operator:	Ladies and gentlemen, this concludes the New Residential Third Quarter 2013 Earnings call. You may now disconnect.

END